Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2014 Results

•	6% Year-Over-Year Revenue Growth;

•	4% Sequential Decline in Consultants on Billing as an Early Project Termination Impacted Quarterly Performance;

•	11% Year-Over-Year Increase in Diluted Earnings Per Share from Continuing Operations.

PITTSBURGH, PA – July 23, 2014 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the second quarter ended June 30, 2014.

Second Quarter Results:

Revenues from continuing operations for the second quarter of 2014 totaled $27.7 million, which represented a 6% increase over the corresponding quarter last year. Gross profit from continuing operations in the second quarter of 2014 was $5.1 million compared to $5.0 million in the second quarter of 2013. Consolidated net income from continuing operations for the second quarter 2014 totaled $893,000 or $0.20 per diluted share, compared to $765,000 or $0.18 per diluted share, during the same period last year.

Demand for our IT staffing services remained in-line with activity levels of a quarter ago. However, new assignments declined from last quarter’s performance as our ratio of new assignments-to-activity levels fell during the second quarter. Additionally, we had an unexpected project termination during the quarter which resulted in an overall decline in consultants on billing. Gross margins from continuing operations in the second quarter of 2014 were 18.5%, which was higher than gross margins reported in first quarter 2014, but below our 19.0% gross margin performance of a year earlier.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are disappointed with our performance in the second quarter when compared to our historical trend lines. The challenges that we faced in second quarter plainly illustrate a pressing need to accelerate the scale of our recruitment engine. With demand likely to remain at healthy levels during the second half of the year, we will look to aggressively ramp-up our off-shore recruiter hiring.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our financial position at June 30, 2014 remains strong, with no short-term borrowings outstanding and cash balances on hand of $1.2 million. During the quarter, our Days Sales Outstanding (“DSO”) measurement improved by 6-days from last quarter and now stands at 50-days. In July, we expanded and extended for three years our credit facility with PNC Bank, which will continue to provide us the financial flexibility to capitalize on future market opportunities.”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on July 23, 2014 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through July 30, 2014.

About Mastech Holdings, Inc.:

Leveraging the power of 27 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2013.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$1,249	$424
Accounts receivable, net	15,238	15,011
Prepaid and other current assets	1,000	822
Deferred income taxes	161	143

Total current assets	17,648	16,400

Equipment, enterprise software and leasehold improvements, net	267	174

Deferred income taxes	211	248

Deferred financing costs, net	5	19

Non-current deposits	214	210

Total assets	$18,345	$17,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$12
Accounts payable	1,981	2,026
Accrued payroll and related costs	4,570	5,202
Deferred revenue and other liabilities	274	351

Total current liabilities	6,825	7,591

Total liabilities	6,825	7,591

Shareholders’ equity:
Common stock, par value $0.01 per share	51	50
Additional paid-in capital	12,472	11,924
Retained earnings	2,363	601
Accumulated other comprehensive income	37	16
Treasury stock, at cost	(3,403)	(3,131)

Total shareholders’ equity	11,520	9,460

Total liabilities and shareholders’ equity	$18,345	$17,051

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2014	2013	2014	2013

Revenues	$27,656	$26,135	$56,340	$50,135

Cost of revenues	22,550	21,162	46,009	40,791

Gross profit	5,106	4,973	10,331	9,344

Selling, general and administrative expenses	3,687	3,755	7,518	7,243

Income from operations	1,419	1,218	2,813	2,101

Other income/(expense), net	14	5	22	(8)

Income from continuing operations before income taxes	1,433	1,223	2,835	2,093

Income tax expense	540	458	1,073	784

Net income from continuing operations	893	765	1,762	1,309

Net income from discontinued operations	—	24	—	55

Net Income	$893	$789	$1,762	$1,364

Earnings per share:
Basic:
Continuing operations	$0.21	$0.18	$0.41	$0.31
Discontinued operations	—	0.01	—	0.01

Total	$0.21	$0.19	$0.41	$0.33

Diluted:
Continuing operations	$0.20	$0.18	$0.40	$0.31
Discontinued operations	—	0.01	—	0.01

Total	$0.20	$0.18	$0.40	$0.32

Weighted average common shares outstanding:
Basic	4,317	4,180	4,314	4,179

Diluted	4,458	4,289	4,457	4,284